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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors and Stockholders
Crossroads Systems, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-106924, 333-62336, 333-37584, 333-92467) on Form S-8 of Crossroads Systems,
Inc. of our report dated November 25, 2003, except as to note 15, which is as of December 17, 2003, with respect to the consolidated balance sheet of Crossroads Systems, Inc. and Subsidiaries as of October 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the October 31, 2003, annual report on Form 10-K of Crossroads Systems, Inc.

/s/ KPMG LLP

Austin, Texas
January 21, 2004